EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation herein by reference from the Current Report on Form 8-K/A filed June 1, 2010 in this Registration Statement No. 333-169918 of KIT digital, Inc. on Form S-3 of our report dated May 27, 2010, relating to the consolidated financial statements of Multicast Media Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

/s/ Bennett Thrasher P.C.
Bennett Thrasher P.C.
Atlanta, Georgia
November 18, 2010